Exhibit 99.1

FOR IMMEDIATE RELEASE

Abbott Completes Acquisition of Solvay Pharmaceuticals

ABBOTT PARK, Ill., Feb. 16, 2010 — Abbott today announced that it has completed its EUR 4.5 billion ($6.2 billion) acquisition of Belgium-based Solvay Pharmaceuticals, providing Abbott with a large and complementary portfolio of pharmaceutical products and expanding Abbott’s presence in key global emerging markets.

Media:
Melissa Brotz 847-935-3456

Based on the timing of the close, Abbott expects the acquisition to add approximately $2.9 billion to Abbott’s 2010 total reported sales, the majority outside the U.S., and add approximately $500 million to Abbott’s annual pharmaceutical R&D investment.

Tracy Sorrentino
847-937-8712 Financial: John Thomas 847-938-2655

“The acquisition of Solvay Pharmaceuticals is a key part of Abbott’s strategy to bolster our presence in key markets and deliver sustainable, industry-leading growth,” said Miles D. White, chairman and chief executive officer, Abbott. “In addition to taking both Abbott and Solvay products into new and expanding markets, the acquisition enhances our R&D investment, providing Abbott with the opportunity to drive future pharmaceutical growth.”

Larry Peepo 847-935-6722

Abbott has a strong portfolio of specialty pharmaceuticals and Solvay brings successful, consistently performing products — including branded generics — that will further diversify Abbott’s pharmaceutical business and provide significant growth opportunities. These products complement Abbott’s presence and expertise in specialty markets such as cardiovascular disease, neuroscience and gastroenterology, and include treatments for men’s and women’s hormonal health, and exocrine pancreatic insufficiency (inability to properly digest food), which is associated with several underlying conditions including cystic fibrosis and chronic pancreatitis.

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“The combination of Solvay and Abbott’s pharmaceutical businesses will enable Abbott to attain leadership in key emerging markets, where there is significant opportunity for branded generics,” said Olivier Bohuon, executive vice president, Pharmaceutical Products Group, Abbott.  “The addition of Solvay Pharmaceuticals is the catalyst for Abbott’s growth and leadership in this area, and will ensure Abbott has the infrastructure, reach and product offerings to continue meeting the needs of patients around the world.”

Solvay Pharmaceuticals is now part of Abbott’s global Pharmaceutical Products Group.  Werner Cautreels, chief executive officer of Solvay Pharmaceuticals, will serve in a transitional role and will then leave the company.

The impact of the Solvay Pharmaceuticals acquisition has been reflected in Abbott’s previously issued earnings-per-share guidance for the first-quarter and full-year 2010.

As previously disclosed, the transaction also includes payments of up to EUR 300 million if certain sales milestones are met between 2011 and 2013.

About Abbott

Abbott is a global, broad-based health care company devoted to the discovery, development, manufacture and marketing of pharmaceuticals and medical products, including nutritionals, devices and diagnostics.  The company employs approximately 83,000 people and markets its products in more than 130 countries.

Abbott’s news releases and other information are available on the company’s website at www.abbott.com.

Abbott Forward Looking Statement

Some statements in this news release may be forward-looking statements for purposes of the Private Securities Litigation Reform Act of 1995.  Abbott cautions that these forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially from those indicated in the forward-looking statements.  Economic, competitive, governmental, technological and other factors that may affect Abbott’s operations are discussed in Item 1A, “Risk Factors,” to our Annual Report on Securities and Exchange Commission Form 10-K for the year ended Dec. 31, 2008, and are incorporated by reference.  Abbott undertakes no obligation to release publicly any revisions to forward-looking statements as a result of subsequent events or developments.

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